Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

September 1, 2005

Amegy Bancorporation, Inc.,

        Five Post Oak Park,

                4400 Post Oak Parkway

                        Houston, Texas 77027.

Ladies and Gentlemen:

        We have acted as tax counsel to Amegy Bancorporation, Inc., a Texas corporation, (“Amegy”), in connection with its planned merger (the “Merger”) into Independence Merger Company, Inc., a Texas corporation (“Merger Sub”), a direct, wholly-owned subsidiary of Zions Bancorporation, a Utah corporation (“Zions”) pursuant to the Agreement and Plan of Merger, dated as of July 5, 2005, (the “Agreement”) by and between Amegy, Merger Sub and Zions. We render this opinion to you in connection with the SEC filing of the registration statement containing the proxy statement/prospectus regarding the Merger (the “Registration Statement”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Registration Statement (including the Agreement).

        For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) the Merger will be effected in the manner set forth in the Agreement;

(ii) any and all obligations imposed by the Agreement will be performed or satisfied in accordance with its terms; and

(iii) the representations contained in the Registration Statement (including the Agreement), as well as the officers’ certificate from Zions and Amegy, dated September 1, 2005, will be true, correct and complete at the Effective Time and any facts represented therein to the representing party’s intention, knowledge, or belief, or similarly qualified, are actually true, correct and complete.

        On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that under presently applicable United States federal income tax law:

(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

(ii) each of Zions, Merger Sub, and Amegy will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

(iii) no gain or loss will be recognized by shareholders of Amegy who receive shares of Zions Common Stock in exchange for all of their Amegy Common Stock, except with respect to any cash received in lieu of fractional shares.

        We express no opinion as to the effect of the Merger on any stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

        The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Amegy shareholders that received their shares upon exercise of employee stock options or otherwise as compensation, that hold their Amegy share as part of a straddle or conversion transaction, or that are foreign persons, insurance companies, financial institutions or securities dealers.

        This opinion is limited to and based upon the federal income tax laws of the United States as in effect as of the date hereof, which laws may be subject to change, possibly with a retroactive effect, and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. By giving such consent, we do not thereby admit that we are within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP